EXHIBIT 99.1

DISH Network and EchoStar Statement Regarding Tivo

ENGLEWOOD, Colo. – July 1, 2009 – DISH Network Corporation (NASDAQ: DISH) and EchoStar Corporation (NASDAQ: SATS) issued the following statement regarding today’s ruling in EchoStar Communications Corporation vs. Tivo:

We are pleased that the Federal Circuit has blocked the district court’s injunction pending our appeal.  The Federal Circuit found that EchoStar “met its burden of demonstrating the requisites for a stay,” including, at a minimum, that we have a substantial case on the merits.  As a result of the stay, our customers can continue using their DISH DVRs.

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About DISH Network Corporation

DISH Network Corporation (Nasdaq: DISH), the nation's HD leader, provides approximately 13.584 million satellite TV customers as of March 31, 2009 with the highest quality programming and technology at the best value, including the lowest all-digital price nationwide. Customers have access to hundreds of video and audio channels, the most HD channels, the most international channels, state-of-the-art interactive TV applications, and award-winning HD and DVR technology including 1080p Video on Demand and the DuoDVR ViP(R) 722 DVR, a CNET and PC Magazine "Editors' Choice." DISH Network is included in the Nasdaq-100 Index (NDX) and is a Fortune 250 company. Visit www.dishnetwork.com.

About EchoStar Corporation

EchoStar Corporation (Nasdaq: SATS) provides equipment sales, digital broadcast operations, and satellite services worldwide. EchoStar has 25 years of experience designing, developing and distributing advanced award-winning set-top boxes and related products for pay television providers. The company includes a network of 10 full-service digital broadcast centers and leased fiber optic capacity with points of presence in approximately 160 U.S. cities. EchoStar also delivers satellite services from eight owned and leased in-orbit satellites and related FCC licenses. Visit www.echostar.com for more information.

Media Contact:

Kathie Gonzalez, DISH Network, 720.514.5351, press@dishnetwork.com
Marc Lumpkin, EchoStar, 303.706.5236, marc.lumpkin@echostar.com